Services Agreement

This Agreement is made by and between MADISON MOSAIC, LLC, a Wisconsin limited liability company having its principal place of business in Madison, Wisconsin ("MM-LLC"), and MOSAIC TAX-FREE TRUST, a Massachusetts business trust created pursuant to a Declaration of Trust filed with the Clerk of the City of Boston, Massachusetts (the "Trust").

The parties hereto, intending so to be legally bound, agree with each other as follows:

1. Provision of Services. MM-LLC hereby undertakes to provide the Trust with such operational support services as it may require in the conduct of its business, to extent which MM-LLC (or any other person), acting as the Trust's investment advisor, has not undertaken to provide such services. Such services may include the functions of shareholder servicing agent and transfer agent, bookkeeping and portfolio accounting services, the handling of telephone inquires, cash withdrawals and other customer service functions (including processing and monitoring wire transfers), and providing to the Trust appropriate supplies, equipment and ancillary services necessary to the conduct of its affairs. Such services may also include providing or arranging for and making reimbursable expenditures with respect to any activities intended to be financed by the Trust pursuant to its Plan of Distribution. The Trust hereby engages MM-LLC to provide it with such services.

2. Scope of Authority. MM-LLC shall be at all times, in the performance of its functions hereunder, subject to any direction and control of the Trustees of the Trust and of its officers, and to the terms of its Declaration of Trust and By-Laws, except only that it shall have no obligation to provide to the Trust any services that are clearly outside the scope of those contemplated in this Agreement. In the performance of its duties hereunder, MM-LLC shall be authorized to take such action not inconsistent with the express provisions hereof as it deems advisable. It may contract with other persons to provide to the Trust any of the services contemplated herein under such terms as it deems reasonable and shall have the authority to direct the activities of such other persons in the manner it deems appropriate.

3 Other Activities of MM-LLC. MM-LLC and any of its affiliates shall be free to engage in any other lawful activity, including the rendering to others services similar to those to be rendered to the Trust hereunder; and MM-LLC or any interested person thereof shall be free to invest in the Trust as a shareholder, to become an officer or Trustee thereof if properly elected, or to enter into any other relationship with the Trust approved by the Trustee and in accordance with law.

MM-LLC agrees that it will not deal with the Trust in any transaction in which MM-LLC acts as a principal, except to the extent as may be permitted by the terms of this Agreement. The records MM-LLC maintains on behalf of the Trust are the sole property of the Trust and will be surrendered promptly to the Trust upon its request pursuant to Rule 31a-3 of the Investment Company Act of 1940.

4. Compensation to MM-LLC. MM-LLC shall have no responsibility hereunder to bear at its own expense any costs or expenses of the Trust. The Trust shall pay to MM-LLC a fee per annum for all services provided to the Trust hereunder (including, by way of example and not limitation, transfer agency and shareholder service, portfolio and shareholder accounting, registration fees, audit and legal expenses). Such fee shall be calculated daily, based on the ending daily net assets of the applicable series of the Trust. Such fee shall be payable monthly as of the last day of the month and shall be the sum of the daily fees calculated as one-three hundred sixty-fifth (1/365), except in leap years one-hundred sixty-sixth (1/366), of the annual fee. Such fee is set forth below determined according to the level of net assets of the applicable series of the Trust. This fee may not be raised without approval by the Trust. MM-LLC may lower this fee at any time, which lower fee must be ratified by the Trust. Once lowered, MM-LLC may not raise the fee without approval by the Trust. Nothing herein prevents MM-LLC from waiving any or all of this fee at any time.

Series	Fee in Basis Points
Money Market	36
National	44
Arizona	49
Maryland	51
Missouri	47
Virginia	39

Effective May 13, 2004, Section 4 of the Agreement shall be and hereby is amended to read as follows:

4. Compensation to MM-LLC and Independents. MM-LLC shall have no responsibility hereunder to bear at its own expense any costs or expenses of the Trust. The Trust shall pay directly its expenses for compensation of the Trust’s independent Trustees and its independent auditors ("Independent Expenses"). The Trust shall accrue for its Independent Expenses daily and pay such expenses when due. In addition to paying its Independent Expenses directly, the Trust shall pay to MM-LLC a fee per annum for all services provided to the Trust hereunder (including, by way of example and not limitation, transfer agency and shareholder service, portfolio and shareholder accounting, registration fees, audit and legal expenses). Such fee shall be calculated daily, based on the ending daily net assets of the applicable series of the Trust. Such fee shall be payable monthly as of the last day of the month and shall be the sum of the daily fees calculated as one-three hundred sixty-fifth (1/365), except in leap years one-hundred sixty-sixth (1/366), of the annual fee. Such fee is set forth below determined according to the level of net assets of the applicable series of the Trust. This fee may not be raised without approval by the Trust. MM-LLC may lower this fee at any time, which lower fee must be ratified by the Trust. Once lowered, MM-LLC may not raise the fee without approval by the Trust. Nothing herein prevents MM-LLC from waiving any or all of this fee at any time. This fee may include payment for normal and reasonable expenses incidental to the Independent Expenses such as travel or "out-of-pocket" expenses not otherwise paid as Independent Expenses.

Series	Fee in Basis Points
National	40
Arizona	38.5
Missouri	38.5
Virginia	36

5. Relationship to Investment Advisor. It is understood by the parties hereto that concurrently with the execution of this Agreement, the Trust has entered into an Investment Advisory Agreement with Madison Mosaic, LLC, in its separate capacity as the investment advisor to the Trust (the "Advisor") pursuant to which the Advisor will provide management services to the Trust and administer its affairs. MM-LLC has entered into this Agreement to perform certain services at its cost in consideration of the Trust's employment of it as the Advisor as aforesaid. If at any time the Advisor ceases to act as investment advisor to the Trust under terms substantially those of the Investment Advisory Agreement or if at any time the Advisor ceases to be a subsidiary owned at least 50% (in terms of voting rights) under common control with MM-LLC, then this Agreement shall immediately terminate as of a date 30 days from the date of such event, unless within such 30-day period MM-LLC gives written notice to the Trust that it waives such termination. The Trust specifically acknowledges and accepts the relationship between separate capacities of MM-LLC hereunder and as the Advisor.

6. Limitation of MM-LLC's Liability. Except as required by applicable federal securities law and regulation, MM-LLC shall not be liable for any loss incurred in connection with any of its services hereunder, nor for any action taken, suffered or omitted and believed by it to be advisable or within the scope of its authority of discretion, except for acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of the duties assumed by it under this Agreement.

7. Force Majeure. It is specifically agreed by the parties that if MM-LLC is delayed in the performance of any of the services to be performed by it hereunder or prevented entirely or in part from performing such services due to causes or events beyond its control, then such delay or non-performance may either be excused and the reasonable time for performance thereby extended as necessary, or if such delay or non-performance continues for 30 days then the Trust may cancel this Agreement immediately thereafter or at any time prior to the cessation of delay or resumption of performance by MM-LLC; but MM-LLC shall not otherwise be liable for and the Trust shall otherwise hold it harmless from any such delay or non-performance. "Causes or events beyond control" shall include, without limitation, the following: Acts of God; interruption of power or other utility, transportation or communications services; malfunction of computer equipment; acts of civil or military authority; sabotage national emergencies, war, explosion, flood, accident, earthquake, fire, or other catastrophe; strike or other labor problem; shortage of suitable parts, material, labor or transportation; or present or future law, governmental order, rule, regulations or official policy.

8. Limitation of Trust's Liability. MM-LLC acknowledges that it has received notice of and accepts the limitations upon the Trust's liability set forth in its Declaration of Trust. MM-LLC agrees that the Trust's obligations hereunder in any case shall be limited to the Trust and to its assets and that MM-LLC shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

9. Term of Agreement. This Agreement shall continue in effect for two years from the date of its execution; and it shall continue in force thereafter (but subject to the termination provisions below), provided that it is specifically approved at least annually by the Trustees of the Trust or a majority vote of the outstanding securities of each series and class of the Trust's shares with respect to which it is to continue in effect, and in either case by either case by the vote of a majority of the Trustees who are not interested persons of the Trust, cast in person at a meeting called for that purpose.

10. Termination by Notice. Notwithstanding any provision of this Agreement, it may be terminated at any time without penalty, by the Trustees of the Trust or, with respect to any series or class of the Trust's shares, by the vote of the majority of the outstanding voting securities of such series or class, or by MM-LLC, upon thirty days written notice to the other party.

11. Termination upon Assignment. This Agreement may not be assigned by MM-LLC and shall automatically terminate upon any such assignment; except that MM-LLC may assign or transfer its interest herein to a wholly-owned subsidiary of MM-LLC, or to another entity operated substantially under common control with MM-LLC, provided MM-LLC represents to the Trust that substantial continuity of management, personnel and services previously available to the Trust will be maintained following such assignment or transfer and that the Trustees of the Trust (including a majority of the Trustees who are not interested persons of the Trust) accept such representation. Nothing herein shall limit the right of MM-LLC to obtain goods and services from other persons as described in Section 2 above.

12. Use of Terms. The terms "affiliated person," "interested persons," "assignment," and "majority of the outstanding voting securities," as used herein, shall have the same meanings as in the Investment Company Act of 1940 and any applicable regulations thereunder.

In Witness Whereof, the parties have caused this Agreement to be signed in their behalf by their respective officers duly authorized and their respective seals affixed hereto, this 31st day of July, 1996 [conformed July 24, 2000 and May 13, 2004 to reflect matters affected by the passage of time].

Madison Mosaic LLC

By: (signature) Katherine Frank, its President/Manager

Mosaic Tax-Free Trust

By (signature) James Imhoff, Jr., Trustee

By (signature) Lorence Wheeler, Trustee

By (signature) Frank Burgess, Trustee